EMPLOYMENT AGREEMENT
(Steve Darak)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 20th day of April, 2011 (the “Effective Date”) by and between (A) (i) Steve Darak (“Executive”) and (ii) IMH Financial Corporation, a Delaware corporation (“IMH”), and (B) (i) Executive, and (ii) INFINET Securities, LLC, a Delaware limited liability company (“Infinet”).

THE PARTIES HERETO ENTER INTO THIS AGREEMENT ON THE BASIS OF THE FOLLOWING FACTS, INTENTIONS AND UNDERSTANDINGS:

A.           IMH desires to obtain the services of Executive upon and following the Effective Date.  This Agreement shall, among other things, govern the employment relationship between Executive and IMH from and after the Effective Date, and, as of the Effective Date, shall supersede and negate all previous agreements with respect to such relationship.

B.           Executive desires to be employed by IMH on the terms and conditions set forth in this Agreement applicable to Executive and IMH.

C.           At the request of IMH, Infinet desires to obtain the services of Executive upon and following the Effective Date.  This Agreement shall, among other things, govern the employment relationship between Executive and Infinet from and after the Effective Date, and, as of the Effective Date, shall supersede and negate all previous agreements with respect to such relationship.

D.           At the request of IMH, Executive desires to be employed by Infinet on the terms and conditions set forth in this Agreement applicable to Executive and Infinet.

E.           On the Effective Date, IMH owns one hundred percent (100%) of the issued and outstanding membership units of Infinet.

F.           Notwithstanding Executive’s dual employment relationships described in this Agreement between (i) Executive and IMH, on the one hand, and (ii) Executive and Infinet, on the other hand, Executive shall not receive duplicate benefits from Executive’s respective employers unless otherwise specifically set forth in this Agreement.

G.           In the event that IMH requests that Executive resign as the Chief Financial Officer of Infinet and become a full-time executive officer of IMH, Executive shall promptly do so.

H.           A breach by Executive of Executive’s obligations under this Agreement to IMH or Infinet, as applicable, shall also give rise to an automatic cross-default in favor of Infinet or IMH, as applicable, as follows:  (i) in the event of a breach of Executive’s obligations to IMH under this Agreement, such breach shall also constitute a breach of Executive’s obligations to Infinet under this Agreement; and (ii) in the event of a breach of Executive’s obligations to Infinet under this Agreement, such breach shall also constitute a breach of Executive’s obligations to IMH under this Agreement.

I.            The obligations of IMH and Infinet, respectively, to Executive are independent, however, IMH shall guarantee the payment obligations of Infinet to Executive with respect to the Infinet Base Salary if that obligation is not paid by Infinet in a timely manner, as more particularly set forth in this Agreement.

J.            Executive acknowledges that (i) IMH is seeking to consummate a transaction with NWRA Capital Partners, LLC (and/or its designees) (collectively, “Lender”) (the “Convertible Note Transaction”) and (ii) that the consummation of the Convertible Note Transaction shall not constitute a breach of this Agreement by IMH or Infinet and shall not constitute a Change in Control or a Constructive Termination without Cause (all as defined herein).

K.           The Effective Date of this Agreement shall be the date that the Convertible Note Transaction is both executed and closes.

L.           The obligations of IMH and Infinet, respectively, to Executive are independent, however, IMH shall guarantee the payment obligations of Infinet to Executive with respect to the Infinet Base Salary if that obligation is not paid by Infinet in a timely manner, as more particularly set forth in this Agreement.

NOW, THEREFORE, the parties hereto do hereby agree as follows.

1.           Term.

1.1           Original Term; Renewal Term.  IMH and Infinet, respectively, hereby agree to employ Executive, and Executive hereby agrees to be employed by IMH and Infinet, respectively, subject to the terms and conditions set forth in this Agreement, for the period commencing on the Effective Date and terminating on the second anniversary of the Effective Date (the “Original Term”), unless earlier terminated as provided in Section 7.  Upon the expiration of the Original Term, unless any of IMH or Infinet, as applicable, or Executive provide a Non-Renewal Notice (as defined below) to the other party, as applicable, pursuant to Section 1.2, this Agreement shall be automatically renewed for a new one (1) year term from that day forward (a “Renewal Term”).

1.2           Non-Renewal.  Notwithstanding the foregoing, (a) IMH or Infinet, respectively, on the one hand, and (b) Executive, on the other hand, may notify the other in writing, at any time upon not less than ninety (90) days prior written notice, that there shall be no renewal of this Agreement (a “Non-Renewal Notice”).  If any such Non-Renewal Notice is given, this Agreement shall immediately cease to renew and shall terminate at the end of the Original Term or the then applicable term.

1.3           Employment Period.  The period of Executive’s employment hereunder by IMH or Infinet, as applicable, within the Original Term and any Renewal Term is herein referred to as the “Employment Period.”

2.           Employment Duties.

2.1         Title.

2.1.1           IMH.  During the Employment Period, Executive shall serve as the Chief Financial Officer of IMH.  In this capacity, Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly-sized companies, and such other duties and responsibilities as the Chief Executive Officer of IMH shall reasonably designate that are consistent with Executive’s position as Chief Financial Officer of IMH.  Executive shall report exclusively to the Chief Executive Officer of IMH, and in the absence of a Chief Executive Officer, Executive shall report to the President of IMH.  In addition to serving as the Chief Financial Officer of IMH, Executive shall become a member of the Board of Directors of IMH (the “IMH Board”) from and after the Effective Date, subject to customary board election practices.

2.1.2           Infinet.  During the Employment Period, Executive shall serve as the Chief Financial Officer of Infinet.  In this capacity, Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly-sized companies, and such other duties, authorities and responsibilities as the Board of Directors of Infinet (the “Infinet Board”) and the Chief Executive Officer of Infinet shall reasonably designate that are consistent with Executive’s position as the Chief Financial Officer of Infinet.  Executive shall report exclusively to the Chief Executive Officer of Infinet.  In addition to serving as the Chief Financial Officer of Infinet, Executive shall become a member of the Infinet Board from and after the Effective Date, subject to customary board election practices.  In the event that IMH requests that Executive resign as the Chief Financial Officer of Infinet and become a full-time executive officer of IMH, Executive shall promptly do so.

2.2         Time.  Executive shall devote substantially all of Executive’s working time and efforts to the performance of Executive’s duties under this Agreement in an allocable manner to each of IMH and Infinet; provided, however, that nothing in this Section 2.2 shall be interpreted to preclude Executive from (i) participating with the prior written consent of the IMH Board and the Infinet Board as a director of, or advisor to, any other entity or organization that is not a customer or material service provider to IMH or Infinet or a Competing Enterprise, as defined in Section 8, so long as such participation does not interfere with the performance of Executive’s duties hereunder, whether or not such entity or organization is engaged in religious, charitable or other community or non-profit activities, (ii) investing in any entity or organization which is not a customer or material service provider to IMH or Infinet or a Competing Enterprise, so long as such investment does not interfere with the performance of Executive’s duties hereunder, or (iii) delivering lectures or fulfilling speaking engagements so long as such lectures or engagements do not interfere with the performance of Executive’s duties hereunder; and provided, further, nothing herein shall modify IMH’s rights as set forth in the last sentence of Section 2.1.2.  IMH and Infinet, respectively, consent to Executive’s performance of services for, relationships with and investments in the entities listed on Schedule 2.2, and such services, relationships and investments shall not be deemed to be a breach of this Agreement and such entities shall not be deemed to be Competing Enterprises for purposes of Section 8.1 or any other provision of this Agreement.

2.3         Allocation of Time.  Subject to IMH’s rights set forth in the last sentence of Section 2.1.2, IMH and Infinet, on the one hand, and Executive, on the other hand, agree to an allocation of Executive’s time of approximately 66.66% to IMH and 33.33% to Infinet (the “Sharing Ratio”).

2.4         Travel.  In performing Executive’s duties hereunder, Executive shall be available for reasonable travel as the needs of the business of IMH or Infinet, respectively, require.

2.5         Office Location.  Executive shall work primarily from IMH’s and Infinet’s office in Scottsdale, Arizona.

3.           Compensation/Benefits.  In consideration of Executive’s services hereunder, IMH and Infinet, as applicable, shall provide Executive the following:

3.1         Base Salary.  During the Employment Period, for so long as the Executive remains employed by both IMH and Infinet or becomes a full-time executive officer of IMH pursuant to Section 2.1.2, the Executive shall receive an annual rate of base salary (the “Base Salary”) in the aggregate amount of Three Hundred and Ten Thousand Dollars ($310,000).  Two Hundred and Eight Thousand Dollars ($208,000) of the Base Salary shall be paid by IMH (the “IMH Base Salary”) and One Hundred and Two Thousand Dollars ($102,000) of the Base Salary shall be paid by Infinet (the “Infinet Base Salary”).  Executive’s IMH Base Salary and Infinet Base Salary shall be reviewed by IMH and Infinet, respectively, annually and may be adjusted upward (but not downward) at such time and shall include a reasonable cost of living review and increase.  The IMH Base Salary and Infinet Base Salary shall be payable in accordance with IMH’s and Infinet’s respective normal business practices, but in no event less frequently than monthly.  In the event that Executive becomes a full-time executive officer of IMH, IMH shall pay Executive the entirety of the Base Salary (and any references to the IMH Base Salary thereafter  shall refer to the entirety of the Base Salary) and Infinet shall have no obligations to pay any portion thereof, including, without limitation, the Infinet Base Salary.

3.2         Bonuses; Equity Compensation.

3.2.1           IMH.  During each calendar year that occurs during the Employment Period, IMH shall establish an annual incentive compensation plan pursuant to which Executive shall be eligible to receive additional compensation (the “IMH Cash Bonus”) in an amount up to one hundred percent (100%) of Executive’s IMH Base Salary.  The IMH Cash Bonus for each calendar year shall become payable  to Executive by IMH based upon the attainment of certain specified goals and objectives as determined by the Compensation Committee of the IMH Board, from time to time, in its sole discretion.  The goals and objectives for each calendar year shall be determined by the Compensation Committee of the IMH Board within ninety (90) days after the start of each calendar year (or for calendar 2011, within ninety (90) days after the Effective Date).  The Executive’s IMH Cash Bonus for 2011 shall be prorated.  Except as provided in Section 7, the Executive must be employed by IMH on the last date of the applicable calendar year in order to be eligible for the IMH Cash Bonus with respect to that calendar year.IMH also has adopted the 2010 IMH Financial Corporation Stock Incentive Plan (the “IMH Equity Plan”).  Subject to the terms of this Section 3.2.1, promptly after the Effective Date, it will be recommended to the Compensation Committee of the IMH Board that Executive be granted a stock option (the “Option”) under the IMH Equity Plan to purchase 60,000 shares of IMH’s common stock.  The Option shall be granted with an exercise price per share equal to the Fair Market Value (as defined in the IMH Equity Plan) of a share of IMH’s common stock on the grant date, which Fair Market Value will be determined based on the conversion price of the Convertible Loan.  Subject to the Executive’s continued employment on each vesting date, the Option shall vest and become exercisable in thirty six (36) substantially equal monthly installments, with the first installment vesting on the last day of the month following the month in which the grant date occurs and an additional installment vesting on the last day of each of the thirty five (35) months thereafter.  The Option may also become vested as provided in Section 7.  The Option shall have an ordinary term of ten (10) years.  The Option shall be granted under and  subject to the terms and conditions of the IMH Equity Plan and IMH’s form option agreement approved for use under the IMH Equity Plan.  During the Employment Period, the Executive shall also be eligible to receive additional equity awards under the IMH Equity Plan in the sole discretion of the Compensation Committee of the IMH Board.

3.2.2           Infinet.  During each calendar year that occurs during the Employment Period, Infinet shall establish an annual incentive compensation plan pursuant to which Executive shall be eligible to receive additional compensation (the “Infinet Cash Bonus”) in an amount up to one hundred percent (100%) of Executive’s Infinet Base Salary.  The Infinet Cash Bonus for each calendar year shall become payable to Executive by Infinet based upon the attainment of certain specified goals and objectives as determined by the Infinet Board in the Infinet’s Board’s sole discretion.  The goals and objectives for each calendar year shall be determined by the Infinet Board after discussions with Executive within ninety (90) days after the start of each calendar year (or for calendar 2011, within ninety (90) days after the Effective Date).  The Executive’s Infinet Cash Bonus for 2011 shall be prorated; provided, however, that Executive’s 2011 Infinet Cash Bonus shall in no event be less than One Hundred Thousand Dollars ($100,000) and be payable by Infinet to Executive not later than March 31, 2012.  Except as provided in Section 7, the Executive must be employed by Infinet on the last date of the applicable calendar year in order to be eligible for the Infinet Cash Bonus with respect to that calendar year. In the event that Executive becomes a full-time executive officer of IMH, Infinet shall have no further obligations to Executive for the Infinet Cash Bonus.  Infinet contemplates adopting the 2011 Infinet Securities, LLC Incentive Plan (the “Infinet Equity Plan”).  Promptly after the Effective Date,the Infinet Board shall grant to Executive  the award more particularly described on Exhibit 3.2.2 (the “Infinet 2011 Award”). During the Employment Period, the Executive shall also be eligible to receive additional equity awards under the Infinet Equity Plan in the sole discretion of the Infinet Board.

3.3         Medical and Disability Insurance; Physical.  During the Employment Period, Executive shall be entitled to participate in any medical, dental, vision or disability insurance programs made available from time to time by IMH or Infinet, as applicable, to its employees.  The terms and conditions of Executive’s participation in such plans shall be set forth in the relevant plan documents and Executive shall be eligible to participate in such plans on terms and conditions that are at least as favorable as those available to any other employee of IMH or Infinet, as applicable.  In addition to the standard disability insurance program available to other employees of IMH or Infinet, as applicable (the “Base Disability Policy”), during the Employment Period, Executive shall be entitled to the benefits offered by a supplemental disability policy (the “Supplemental Policy”) providing for coverage mutually reasonably acceptable to IMH and Infinet, on the one hand, and Executive, on the other hand.  During the Employment Period, Executive also shall be entitled to a comprehensive annual physical performed, at the joint expense of IMH and Infinet (but not including any related travel expense), by the physician or medical group of Executive’s choosing.  In the event that Executive becomes a full-time executive officer of IMH, Infinet shall have no further obligations for any of Executive’s medical and disability insurance (including, without limitation, with respect to the Base Disability Policy or  Supplemental Policy) or physical expenses.

3.4           Vacations.  Executive shall be entitled to reasonable paid vacations during the Employment Period in accordance with the then regular procedures of IMH’s and Infinet’s governing officers, respectively; provided, however, at no time during the Employment Period shall such vacation period be less than four (4) weeks per calendar year in the aggregate.  During any period that Executive remains employed by both IMH and Infinet, Executive shall take Executive’s vacation from IMH and Infinet at the same time.  IMH and Infinet shall each bear that portion of this obligation in accordance with the Sharing Ratio.  In the event that Executive becomes a full-time executive officer of IMH, Infinet shall have no further obligations for any of Executive’s vacation benefits.

3.5           Office; Secretary, etc.  During the Employment Period, IMH and Infinet shall jointly provide to Executive a personal executive assistant and a private office commensurate with Executive’s title and duties.  IMH and Infinet shall each bear that portion of this obligation in accordance with the Sharing Ratio.  In the event that Executive becomes a full-time executive officer of IMH, Infinet shall bear no portion of this obligation.

3.6           Other Benefits.  During the Employment Period, Executive also shall be entitled to participate in any other retirement, savings, life insurance, or other benefit programs offered from time to time by IMH or Infinet, respectively, to its employees on terms and conditions which are at least as favorable as the terms and conditions generally available to employees of IMH or Infinet, respectively.  For purposes of any benefit plans offered by IMH, Executive shall be given credit for purposes of eligibility and vesting of employee benefits and benefit accrual for service prior to the Effective Date with Investors Mortgage Holdings Inc. and its affiliates (the “Former Manager”) under each benefit plan of IMH to the extent such service had been credited under employee benefit plans of the Former Manager, provided that no such crediting of service results in duplication of benefits.  Moreover, there shall be no duplication of benefits provided to Executive by IMH and Infinet.  In the event that Executive becomes a full-time executive officer of IMH, Infinet shall bear no portion of any of these obligations.

3.7           D&O Insurance.  IMH and Infinet, respectively, shall provide directors and officers insurance to Executive during the Employment Period on terms and conditions reasonably satisfactory to the IMH Board and the Infinet Board, respectively, and as may be reasonably, commercially available to IMH and Infinet, respectively.

3.8           IMH Guarantee. The obligations of IMH and Infinet, respectively, to Executive are independent, however, in the sole case that Infinet fails to meet Infinet’s payment obligations to Executive with respect to the Infinet Base Salary (as set forth herein) in a timely manner, then IMH shall pay the Infinet Base Salary obligation to Executive and Infinet agrees that IMH shall have full recourse against Infinet to seek reimbursement thereof (and all costs of collection, including, without limitation, all attorneys’ fees and costs incurred in connection therewith)

4.           Expenses; Indemnification.

4.1           Reimbursement.  During the Employment Period, IMH or Infinet, respectively, shall reimburse Executive for the reasonable business expenses incurred by Executive in the course of performing Executive’s duties for IMH or Infinet, respectively, hereunder, upon submission of invoices, vouchers or other appropriate documentation, as may be required in accordance with the policies in effect from time to time for executive employees of IMH or Infinet, respectively.  In all events, Executive shall submit to IMH or Infinet, as applicable, appropriate invoices for reimbursable business expenses incurred within ninety (90) days of incurring the expense, and IMH or Infinet, as applicable, shall reimburse Executive within thirty (30) days thereafter for all such appropriate reimbursable expenses.

4.2           Indemnification.  Executive, on the one hand, and Infinet and IMH, on the other hand, shall each enter into a separate indemnification agreement pursuant to which IMH and Infinet, respectively, shall indemnify Executive to the same extent as Executive is indemnified under the Indemnification Agreement dated as of November 19, 2010, between IMH and Steve Darak, a copy of which is attached hereto as Exhibit 4.2; provided, however, in the event that any officer or director of IMH or Infinet, respectively receives indemnification protection more favorable than that which is set forth in the Indemnification Agreement, Executive shall automatically receive the same benefit thereof.

5.           Employer’s Authority; Policies.

5.1           General.  Executive shall observe and comply with the rules and regulations of IMH and Infinet, respectively, as adopted by the IMH Board and the Infinet Board, respectively, and communicated in writing to Executive respecting the performance of Executive’s duties and shall carry out and perform reasonable orders, directions and policies communicated in writing to Executive from time to time by the IMH Board and the Infinet Board, respectively.

5.2           Ethics Policies.  Executive shall comply with and be bound by any Ethics Policies adopted by IMH and Infinet, respectively, from time to time, that are communicated to Executive in writing.  Executive also shall comply with and be bound by IMH's and Infinet’s insider trading policies and procedures, respectively, that are generally applicable to employees and/or senior officers and are communicated in writing to Executive.

5.3           SEC and FINRA Certifications.  Executive’s duties shall include taking such actions as are necessary so that Executive is in a position to give, and does give, all certifications that an executive holding Executive’s position, under federal and state law or regulations, is required to give with the submission by IMH or Infinet, as applicable, of reports or other filings to the Securities and Exchange Commission (“SEC Filings”), and FINRA (“FINRA Filings”).

5.4           Licenses.  From and after the Effective Date and throughout the Employment Period, Executive shall (a) hold and maintain in good standing all licenses necessary or advisable to conduct the business of IMH and Infinet, respectively, (b) insure that all employees of IMH and Infinet, respectively, who report to Executive and who are required to hold and maintain licenses in order to conduct the business of IMH and Infinet, respectively, are holding and maintaining such licenses in good standing, (c) advise IMH and Infinet of any cancellation, revocation or suspension of any such licenses, and (d) advise IMH and Infinet in writing of (i) any claims asserted by any regulatory authority or private plaintiff with respect to any such licenses, and (ii) any complaints with respect to any such licenses.

6.           Records; Nondisclosure; Company Policies.

6.1         General.  All records, manuals, financial statements and similar documents obtained, reviewed or compiled by Executive in the course of the performance by Executive of services for IMH or Infinet, respectively, whether or not confidential information or trade secrets, shall be the exclusive property of IMH or Infinet, respectively.  Executive shall have no rights in or to such documents upon any termination of this Agreement.

6.2         Nondisclosure Agreement.  Without limitation of IMH’s and Infinet’s rights, respectively, under Section 6.1, Executive shall abide by and be bound by the Nondisclosure Agreements executed by Executive and IMH, on the one hand, and Executive and Infinet, on the other hand.

7.           Termination; Severance; and Related Matters.

7.1         At-Will Employment.  Executive’s employment with IMH and Infinet, respectively, hereunder is “at will” and, therefore, may be terminated at any time, with or without Cause, at the option of IMH or Infinet, as applicable, subject only to any applicable severance obligations set forth in this Section 7.  Upon any termination hereunder, the Employment Period with respect to IMH or Infinet, as applicable, shall expire.

7.2         Definitions.  For purposes of this Section 7, the following terms shall have the indicated definitions:

(1)         Cause.  “Cause” shall mean:

(i)            Executive is convicted of or enters a plea of nolo contendere to an act which is defined as a felony under any federal, state or local law, which conviction or plea has or can be expected to have a material  adverse impact on the business or reputation of IMH or Infinet, as applicable; provided, however, that a conviction of or a plea of nolo contendere to a traffic related felony (including, without limitation, driving under the influence, driving while intoxicated, or any similar crime or offense) shall not give rise to “Cause;” or

(ii)           Executive is convicted of any one or more acts of intentional theft, larceny, embezzlement, fraud or other misappropriation;

(iii)          a judicial determination of Executive’s commission of any one or more acts of gross negligence or willful misconduct that has resulted in material harm to the business or reputation of IMH or Infinet, respectively; or

(iv)          Executive’s material breach of this Agreement that, if curable, is not cured by Executive within thirty (30) days after written notice from IMH or Infinet, as applicable (such written notice shall include a specific delineation of the particular acts or circumstances that are the basis for the alleged material breach).

Notwithstanding the foregoing, no termination of Executive’s employment by IMH or Infinet, as applicable, shall be treated as for Cause or be effective until and unless all of the steps described in clauses (A) through (C) immediately below have been complied with:

(A)           written notice of intention to terminate for Cause has been given by IMH or Infinet, as applicable, to Executive within thirty (30) days after the IMH Board or the Infinet Board, as applicable, first learns of the act, failure or event (or latest in a series of acts, failures or events) constituting “Cause;”

(B)           the IMH Board or the Infinet Board, as applicable, has voted (at a meeting of the IMH Board or Infinet Board, as applicable, duly called and held as to which termination of Executive from IMH or Infinet, as applicable, is an agenda item) to terminate Executive for Cause after Executive has been given written notice of the acts or circumstances which are the basis for the termination for Cause and after Executive has been afforded at least five (5) days prior written notice of the meeting and an opportunity to present Executive’s position in writing; and

(C)           the IMH Board or the Infinet Board, as applicable, has given a Notice of Termination to Executive within thirty (30) days after the last to occur of the IMH Board or the Infinet Board meeting, as applicable, and the conviction or final, judicial determination, as applicable, as required in Sections 7.2(1)(i), (ii) or (iii).

IMH or Infinet, as applicable, after a good faith determination by the IMH Board or the Infinet Board, as applicable, may, in the sole discretion of the IMH Board or the Infinet Board, as applicable, suspend Executive from IMH or Infinet, as applicable, with pay at any time during the period commencing with the giving of notice to Executive under clause (A) immediately above until final Notice of Termination is given under clause (C) immediately above.  Upon the giving of notice as provided in clause (C) immediately above, no further payments shall be due Executive except as provided in Section 7.3(vi).

(2)         Change in Control.  A “Change in Control” as to IMH or Infinet, respectively, shall mean the occurrence of any one or more of the following events following the Effective Date with respect to IMH only (and not Infinet):

(i)            any individual, entity or group (a “Person”) within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Act”) (other than IMH, any corporation, partnership, trust or other entity controlled by IMH (a “Subsidiary”), or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of IMH or any of its Subsidiaries or Lender or any affiliate thereof), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such Person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act) of securities of IMH representing fifty percent (50%) or more of the combined voting power of IMH’s then outstanding securities having the right to vote generally in an election of IMH’s Board (“Voting Securities”), other than as a result of (A) an acquisition of securities directly from IMH or any Subsidiary or (B) an acquisition by any corporation pursuant to a reorganization, consolidation or merger; or

(ii)           approval by the shareholders of IMH of a complete liquidation or dissolution of IMH; or

(iii)          the sale, lease, exchange or other disposition of all or substantially all of the assets of IMH, other than to a corporation, with respect to which following such sale, lease, exchange or other disposition (A) more than fifty percent (50%) of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Voting Securities immediately prior to such sale, lease, exchange or other disposition, (B) no Person (excluding IMH or Lender or any affiliate thereof and any employee benefit plan (or related trust) of IMH or Lender or any affiliate thereof, or a Subsidiary or such corporation or a subsidiary thereof and any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, fifty percent (50%) or more of the outstanding Voting Securities), beneficially owns, directly or indirectly, fifty percent (50%) or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of such corporation were members of the IMH Board at the time of the execution of the initial agreement or action of the IMH Board providing for such sale, lease, exchange or other disposition of assets of IMH.

Notwithstanding the foregoing, a “Change in Control” as to IMH shall not be deemed to have occurred for purposes of this Agreement solely as the result of an acquisition of securities by IMH or Lender or any affiliate or related party thereof which, by reducing the number of shares of Voting Securities outstanding, increases the proportionate voting power represented by the Voting Securities beneficially owned by any Person to fifty percent (50%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any Person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Stock or other Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a “Change in Control” as to IMH shall be deemed to have occurred for purposes of this Agreement.

(3)           Constructive Termination Without Cause. “Constructive Termination Without Cause” shall mean a termination of Executive’s employment initiated by Executive not later than six (6) months following the occurrence, without Executive’s prior written consent, of one or more of the following events (or the latest to occur in a series of events):

(i)            a material adverse change in the functions, duties or responsibilities of Executive’s position with IMH or Infinet (except in the event that IMH has requested that Executive become a full-time executive officer of IMH), as applicable, which would reduce the level, importance or scope of such position, except in connection with the termination of Executive’s employment with IMH or Infinet (except in the event that IMH has requested that Executive become a full-time executive officer of IMH), as applicable, for Disability, Cause, as a result of Executive’s death or by Executive other than for a Constructive Termination Without Cause;

(ii)           any material breach by IMH or Infinet, as applicable, of this Agreement;

(iii)          any purported termination of Executive’s employment for Cause by the Company or Infinet, as applicable, which does not comply with the terms of Section 7.2(1) of this Agreement;

(iv)          the failure of the Company or Infinet, as applicable, to obtain a written agreement from any successor or assign of IMH or Infinet, as applicable, to assume and agree to perform the portions of this Agreement as applicable to IMH or Infinet, as applicable, as contemplated in Section 10 of this Agreement;

(v)           the failure by IMH to continue in effect any compensation plan in which Executive participates immediately prior to a Change in Control of IMH which is material to Executive’s total compensation from IMH, unless reasonably comparable alternative arrangements (embodied in ongoing substitute or alternative plans) have been implemented with respect to such plans, or the failure by IMH to continue Executive’s participation therein (or in such reasonably comparable substitute or alternative plans) on a basis not materially less favorable, in terms of the amount of benefits provided by IMH and the level of Executive’s participation relative to other participants, as existed during the last completed fiscal year of IMH prior to the Change in Control of IMH;

(vi)          the relocation of IMH’s or Infinet’s Scottsdale, Arizona office, as applicable, to a new location more than thirty (30) miles away from the current location; or

(vii)         except as may be prohibited by the SEC, FINRA or other applicable laws or the insurance carrier(s), the failure of the IMH Board or the Infinet Board, as applicable, to take action as may be necessary to re-elect Executive to the IMH Board or the Infinet Board, as applicable; provided, however, that it will not be a Constructive Termination Without Cause if Executive shall fail to be re-elected by the stockholders of IMH or members of Infinet, as applicable, or the IMH’s Board or Infinet’s Board, as applicable, failure to take action is in connection with the termination of Executive’s employment from IMH or Infinet, as applicable, for Disability, Cause, as a result of Executive’s death or by Executive other than for a Constructive Termination Without Cause.

Notwithstanding the foregoing, a Constructive Termination Without Cause shall not be treated as having occurred unless Executive provides IMH or Infinet, as applicable, with written notice of the particular action or omission described in clauses (i) through (vii) immediately above giving rise to the claimed Constructive Termination Without Cause within thirty (30) days of the initial existence of such action or omission and, within thirty (30) days after Executive provides IMH or Infinet, as applicable, with such written notice, IMH or Infinet, as applicable, fails to substantially correct (or reverse) such action or omission.  In addition, a Constructive Termination Without Cause shall not be treated as having occurred unless Executive has given a final Notice of Termination delivered after expiration of IMH’s or Infinet’s, as applicable, thirty (30) day cure period.  Executive shall be deemed to have waived Executive’s right to declare a Constructive Termination Without Cause with respect to any such action or omission if Executive does not notify IMH or Infinet, as applicable, in writing of such action or omission within thirty (30) days of Executive’s initial knowledge of the event that gives rise to such action or omission.

(4)         Covered Average Compensation. “Covered Average Compensation” shall mean the sum of Executive’s Covered Compensation as calculated for the calendar year in which the Date of Termination occurs and for each of the two (2) preceding calendar years, divided by three (3).

(5)         Covered Compensation.  “Covered Compensation,” for any calendar year, shall mean an amount equal to the sum of (i) Executive’s Base Salary (that is, in the case of IMH, the IMH Base Salary and in the case of Infinet, the Infinet Base Salary, as applicable) for the calendar year, and (ii) the IMH Cash Bonus or the Infinet Cash Bonus, as applicable, actually earned by Executive with respect to such calendar year from IMH or Infinet, as applicable.  Covered Compensation shall be calculated according to the following rules:

(A)           In determining the IMH Cash Bonus or the Infinet Cash Bonus, as applicable, actually paid with respect to a calendar year, if no IMH Cash Bonus or Infinet Cash Bonus, as applicable, has been paid with respect to the calendar year in which the Date of Termination occurs, the IMH Cash Bonus or Infinet Cash Bonus, as applicable, paid with respect to the immediately preceding calendar year shall be assumed to have been paid in each of the current and immediately preceding calendar years, and if no IMH Cash Bonus or Infinet Cash Bonus, as applicable, has been paid by the Date of Termination with respect to the immediately preceding calendar year, the IMH Cash Bonus or Infinet Cash Bonus, as applicable, paid with respect to the second preceding calendar year shall be assumed to have been paid in all three of the calendar years taken into account in determining Covered Average Compensation.

(B)           If (i) any IMH Cash Bonus or Infinet Cash Bonus, as applicable, paid with respect to the current or immediately preceding calendar year was paid within three (3) months of Executive’s Date of Termination, (ii) such IMH Cash Bonus or Infinet Cash Bonus, as applicable, is lower than the last IMH Cash Bonus or Infinet Cash Bonus, as applicable, paid more than three (3) months from the Date of Termination, and (iii) it is determined that the IMH Board or the Infinet Board, as applicable, acted in bad faith in setting such IMH Cash Bonus or Infinet Cash Bonus, as applicable (which determination of bad faith shall specifically be made with reference to the target cash bonuses set for other officers of IMH or Infinet, respectively, and the actual cash bonuses paid to other officers of IMH or Infinet, respectively), then in such event any such IMH Cash Bonus or Infinet Cash Bonus, as applicable, paid within three (3) months of the Date of Termination shall be disregarded and the last IMH Cash Bonus or Infinet Cash Bonus, as applicable, paid more than three (3) months from the Date of Termination shall be substituted for each IMH Cash Bonus or Infinet Cash Bonus, as applicable, so disregarded.

(6)           Disability.  “Disability” shall mean Executive has been determined by a competent, licensed medical doctor to be disabled and to qualify for long-term disability benefits under the long-term disability insurance policy obtained pursuant to Section 3.3 of this Agreement.

7.3           Rights Upon Termination.

(i)            Payment of Benefits Earned Through Date of Termination.  Upon any termination of Executive’s employment during the Employment Period applicable to IMH or Infinet, as applicable, Executive, or Executive’s estate, shall in all events be paid (I) all accrued but unpaid IMH Base Salary or Infinet Base Salary, as applicable, and (II) (except in the case of a termination by IMH or Infinet, as applicable, for Cause or a voluntary termination by Executive which is not due to a Constructive Termination Without Cause, in either of which cases this clause (II) shall not apply) a pro rata portion of the Executive’s IMH Cash Bonus or Infinet Cash Bonus, as applicable.  For purposes of fulfilling the requirements of clause (II) of the prior sentence, the following shall apply:

(a)           IMH and Infinet, on the one hand, and Executive, on the other hand, shall work in good faith to determine an appropriate IMH Cash Bonus and/or an Infinet Cash Bonus , as applicable, for the year in which the Date of Termination occurs.  Such determination shall be based in good faith on an evaluation of Executive’s, on the one hand, and IMH’s or Infinet’s performance, as applicable.  If IMH and Infinet, on the one hand, as applicable, and Executive, on the other hand, cannot agree on appropriate amounts, then:  IMH or Infinet, as applicable, may defer the determination of the IMH Cash Bonus or the Infinet Cash Bonus, as applicable, until such bonuses in respect of such year are determined for other officers of IMH and Infinet, as applicable, and at such time the amounts to be used for determining Executive’s pro rata bonuses shall be a percentage of Executive’s target IMH Cash Bonus and Infinet Cash Bonus, as applicable, with such percentages being equal to the average of the percentages that apply to the IMH Cash Bonus or Infinet Cash Bonus, as applicable, respectively, of other officers ranked Senior Vice President or higher based on the attainment of the applicable performance goals and objectives.

(b)           Once the determination in the preceding paragraph is made, the pro rata portion of such amounts shall equal such amounts multiplied by a fraction, the numerator of which is the number of days from January 1 to the Date of Termination in the year of termination and the denominator of which is 365.

(c)           Any and all amounts due pursuant to this Section 7.3(i) shall be paid no later than March 15 of the calendar year following the calendar year in which Executive’s termination of employment occurs.

Executive shall also retain all such rights with respect to vested equity-based awards as are provided under the circumstances under the applicable grant or award agreement, and shall be entitled to all other benefits which are provided under the circumstances in accordance with the provisions of IMH’s or Infinet’s generally applicable employee benefit plans, practices and policies, other than severance plans.  Nothing in this Agreement shall have any impact on any shares of stock, held by Executive in IMH, or units held by Executive in Infinet, prior to the execution of this Agreement or any shares of stock or units, as applicable, held by Executive at the time of termination of this Agreement which are then fully vested and not subject to any restrictions.

(ii)           Death.  In the event of Executive’s death during the Employment Period, IMH and Infinet shall, in addition to paying the amounts set forth in Section 7.3(i), take whatever action is reasonably necessary to cause all of Executive’s unvested equity-based awards that have been granted by IMH or Infinet, as applicable, to become fully vested as of the date of death and, in the case of equity-based awards which have an exercise schedule, to become fully exercisable and continue to be exercisable for a period of (a) one (1) year following death (or such greater exercise period as may be provided in the applicable award agreement for awards that are vested and exercisable at the time of death) or (b) if less, the end of the original term of the options.

(iii)          Disability.  If Executive becomes Disabled and terminates employment during the Employment Period from IMH and Infinet, as applicable, IMH and Infinet, as applicable, shall, in addition to paying the amounts set forth in Section 7.3(i), pay to Executive, in one lump sum, an amount equal to two (2) times the Executive’s Covered Average Compensation applicable to IMH or Infinet (with no duplication of benefits).  In order to receive this payment, Executive must execute (and not revoke) a Separation Agreement within the time periods described in Section 7.3(viii).  The lump sum payment called for by this Section 7.3(iii) shall be paid at the time specified in Section 7.3(viii).  If Executive executes (and does not revoke) the Separation Agreement within the time periods described in Section 7.3(viii), IMH and Infinet, as applicable, shall also:

(A)           continue, without cost to Executive, benefits comparable to the medical benefits provided to Executive immediately prior to the Date of Termination under Section 3.3 for a period permitted under COBRA, but in no event more than eighteen (18) months following the Date of Termination, or until such earlier date as Executive obtains comparable benefits through other employment (as applicable, the “Benefit Period”);

(B)           take whatever action is reasonably necessary to cause Executive to become vested as of the Date of Termination in all stock options, restricted stock grants, and all other equity-based awards that have been granted by IMH or Infinet, as applicable, and be entitled to exercise and continue to exercise all such stock options and all other equity-based awards having an exercise schedule in accordance with their terms and to retain such grants and awards to the same extent as if they were vested upon termination of employment in accordance with their terms; and

(C)           If Executive obtains a disability policy on commercially reasonable terms with the same or similar coverage as provided by IMH and Infinet, as applicable, in the Base Disability Policy and the Supplemental Policy prior to the Date of Termination then, until the expiration of the Benefit Period in clause (A) immediately above, following the Date of Termination (or, if earlier, until Executive obtains comparable benefits through other employment), reimburse Executive on a monthly basis for an amount equal to the difference between (i) the monthly premiums for such disability policy, less (ii) such amount as may be paid, prior to the Date of Termination, by Executive in respect of a portion of the premiums on the Base Disability Policy provided by Company prior to the Date of Termination if such disability policy is actually obtained by Executive.  Neither of IMH or Infinet shall have any obligations under the foregoing provisions if Executive is terminated for Cause.

(iv)          Non-Renewal.  In the event IMH or Infinet, as applicable, gives Executive a Non-Renewal Notice pursuant to Section 1 above, IMH or Infinet, as applicable, shall, in addition to paying the amounts set forth in Section 7.3(i), provide Executive with the following payments and benefits, if the Executive executes (and does not revoke) a Separation Agreement within the time periods described in Section 7.3(viii):

(A)           Pay to Executive in one lump sum at the time specified in Section 7.3(v)(iii) an amount equal to the Executive’s Covered Average Compensation applicable to IMH or Infinet, as applicable (with no duplication of benefits);

(B)           continue, without cost to Executive, benefits comparable to the medical benefits provided to Executive from IMH or Infinet, as applicable, immediately prior to the Date of Termination under Section 3.3 for a period of twelve (12) months following the Date of Termination from IMH or Infinet, as applicable, or until such earlier date as Executive obtains comparable benefits through other employment;

(C)           take whatever action is reasonably necessary to cause Executive to become vested as of the Date of Termination in all stock options, restricted stock grants, and all other equity-based awards that have been granted by IMH or Infinet, as applicable, and be entitled to exercise and continue to exercise all such stock options and all other equity-based awards having an exercise schedule in accordance with their terms and to retain such grants and awards to the same extent as if they were vested upon termination of employment in accordance with their terms; and

(D)           if Executive obtains a disability policy on commercially reasonable terms with the same or similar coverage as provided by IMH or Infinet, as applicable, in the Base Disability Policy and the Supplemental Policy prior to the Date of Termination then, until that date that is the end of the applicable Benefit Period following the Date of Termination (or, if earlier, until Executive obtains comparable benefits through other employment), reimburse Executive on a monthly basis for an amount equal to the difference between (i) the monthly premiums for such disability policy, less (ii) such amount as may be paid, prior to the Date of Termination, by Executive in respect of a portion of the premiums on the Base Disability Policy provided by IMH or Infinet, as applicable, prior to the Date of Termination.

(v)           Termination Without Cause; Constructive Termination Without Cause.  During the Employment Period, in the event IMH or Infinet, as applicable, or any successor to IMH or Infinet, as applicable, terminates Executive’s employment without Cause, or if Executive terminates Executive’s employment in a Constructive Termination without Cause, IMH or Infinet, as applicable, shall, in addition to paying the amounts provided under Section 7.3(i), pay to Executive, in one lump sum, an amount equal to two (2) times Executive’s Covered Average Compensation applicable to IMH or Infinet (with no duplication of benefits).  In order to receive this payment, Executive must execute (and not revoke) a Separation Agreement within the time periods described in Section 7.3(viii).  The lump sum payment called for by this Section 7.3(v) shall be paid at the time specified in Section 7.3(viii).  If Executive executes (and does not revoke) the Separation Agreement within the time periods described in Section 7.3(viii), IMH or Infinet, as applicable, shall also:

(A)           continue, without cost to Executive, benefits comparable to the medical benefits provided to Executive immediately prior to the Date of Termination under Section 3.3 for the Benefit Period following the Date of Termination or until such earlier date as Executive obtains comparable benefits through other employment;

(B)           take whatever action is reasonably necessary to cause Executive to become vested as of the Date of Termination in all stock options, restricted stock grants, and all other equity-based awards that have been granted by IMH or Infinet, as applicable, and be entitled to exercise and continue to exercise all such stock options and all other equity-based awards having an exercise schedule in accordance with their terms and to retain such grants and awards to the same extent as if they were vested upon termination of employment in accordance with their terms; and

(C)           If Executive obtains a disability policy on commercially reasonable terms with the same or similar coverage as provided by IMH or Infinet, as applicable, in the Base Disability Policy and the Supplemental Policy prior to the Date of Termination then, until that date that is the end of the applicable Benefit Period following the Date of Termination (or, if earlier, until Executive obtains comparable benefits through other employment), reimburse Executive on a monthly basis for an amount equal to the difference between (i) the premium for such disability policy, less (ii) such amount as may be paid, prior to the Date of Termination, by Executive in respect of a portion of the premiums on the Base Disability Policy provided by IMH or Infinet, as applicable, prior to the Date of Termination.

(vi)          Termination for Cause; Voluntary Resignation.  In the event Executive’s employment terminates during the Employment Period other than in connection with a termination meeting the conditions of clauses (ii), (iii), (iv) or (v) of this Section 7.3, Executive shall receive the amounts set forth in Section 7.3(i) in full satisfaction of all of Executive’s entitlements from IMH or Infinet, as applicable.  All equity-based awards not vested as of the Date of Termination shall terminate (unless otherwise provided in the applicable award agreement) and Executive shall have no further entitlements with respect thereto.

(vii)         Clarification Regarding Treatment of Options and Restricted Stock or Units.  The stock option and restricted stock or unit agreements (the “Equity Award Agreements”) that Executive has or may receive from IMH or Infinet, as applicable, may contain language regarding the effect of a termination of Executive’s employment under certain circumstances.

(A)           Notwithstanding such language in the Equity Award Agreements, for so long as this Agreement is in effect, IMH or Infinet, as applicable, shall be obligated, if the terms of this Agreement are more favorable in this regard than the terms of the Equity Award Agreements, to take the actions required under Sections 7.3(ii), 7.3(iii)(B), 7.3(iv)(C) and 7.3(v)(B) hereof upon the happening of the circumstances described therein.  Those sections provide that in certain situations IMH or Infinet, as applicable, shall cause the Executive to become vested as of the Date of Termination in all or certain equity-based awards granted by IMH or Infinet, as applicable, and that such equity-based awards will thereafter be subject to the provisions of the applicable Equity Award Agreement as it applies to vested awards upon a termination.  For purposes of clarification, although an option grant may vest in accordance with these above-referenced Sections, such option shall thereafter be exercisable only for so long as the related option agreement provides, except that the compensation committee of the IMH Board or the Infinet Board, as applicable, may, in its respective sole discretion, elect to extend the expiration date of such option (but not beyond the option’s original expiration date).

(B)           Notwithstanding the definition of “Cause” which may appear in the Equity Award Agreements, for so long as this Agreement is in effect (X) any “for Cause” termination must be in compliance with the terms of this Agreement, including the definition of “Cause” set forth herein, and (Y) only in the event of a “for Cause” termination that meets both the definition in this Agreement and the definition in the Equity Award Agreement will the disposition of options and restricted stock or units under such Equity Award Agreement be treated in the manner described in such Equity Award Agreement in the case of a termination “for Cause.”

(C)           During the Employment Period, any stock options issued to Executive shall provide that if Executive’s employment is terminated in any manner which gives rise to an obligation under this Agreement  to cause the acceleration of vesting of stock options, then in such event such stock options may be exercised by Executive by having the applicable exercise price (but not any tax withholding obligations) satisfied in a cashless manner.

(viii)        Separation Agreement Required; Time of Payment.  As noted above, in order to receive any payments or benefits pursuant to Section 7.3(iii), (iv) or (v), Executive must execute (and not revoke) a Separation Agreement, which Agreement shall include a mutual general release of any and all claims that Executive had, has or may have in connection with Executive’s employment with IMH or Infinet, as applicable, as well as a release of any claims that IMH or Infinet (including in each case their affiliated and related entities, owners, directors, officers, consultants, agents and representatives) as applicable, had, has or may have against the Executive.  The Separation Agreement shall be provided to Executive within five (5) days following Executive’s Separation from Service.  The Separation Agreement must be executed and returned to IMH or Infinet, as applicable, within the twenty-one (21) or forty-five (45) day (as applicable) period that will be described in the Separation Agreement and it must not be revoked by Executive within the seven (7) day revocation period that will be described in the Separation Agreement.  The Separation Agreement may not be executed prior to Executive’s last day of employment.  The lump sum payments called for by Section 7.3(iii), (iv) and (v) shall be paid within five (5)  days following the last day on which Executive could revoke the Separation Agreement.    Notwithstanding anything in this Section to the contrary, if the period of time during which Executive has to consider the execution of the Separation Agreement, plus the seven (7) day revocation period, spans two (2) calendar years, the lump sum cash payments called for by Section 7.3(iii), (iv) and (v) shall be paid in the second calendar year.

7.4           Intentionally Deleted.

7.5           Notice of Termination.  The Non-Renewal Notice pursuant to Section 1 hereof or of any termination of Executive’s employment (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one party hereto to the other party hereto in accordance with this Section 7 and Section 9.

7.6           Date of Termination.  “Date of Termination,” with respect to any termination of Executive’s employment during the Employment Period, shall mean:  (i) if Executive’s employment with IMH or Infinet, as applicable, is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the full-time performance of Executive’s duties with IMH or Infinet, as applicable, during such thirty (30) day period), (ii) if Executive’s employment with IMH or Infinet, as applicable, is terminated for Cause, the date on which a Notice of Termination is given which complies with the requirements of Section 7.2(1), and (iii) if Executive’s employment is terminated with IMH or Infinet, as applicable, for any other reason, the date specified in the Notice of Termination.    Upon any termination of Executive’s employment with IMH or Infinet, as applicable, Executive shall concurrently resign Executive’s membership as a director and/or officer of IMH or Infinet, as applicable, and all subsidiaries of IMH or Infinet, as applicable.

7.7           No Mitigation.  If Executive’s employment by IMH or Infinet, as applicable, is terminated during the Employment Period, Executive is not required to seek other employment, or to attempt in any way to reduce any amounts payable to Executive by IMH or Infinet, as applicable.  Further, except as specifically set forth in this Agreement, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, or, by offset against any amount claimed to be owed by Executive to IMH or Infinet, as applicable, or otherwise.

7.8           Nature of Payments.  The amounts due under this Section 7 are in the nature of severance payments considered to be reasonable by IMH or Infinet, as applicable, and are not in the nature of a penalty.  Such amounts are in full satisfaction of all claims Executive may have in respect of Executive’s employment by IMH or Infinet, as applicable, or their respective affiliates and are provided as the sole and exclusive benefits to be provided to Executive, Executive’s estate, or Executive’s beneficiaries in respect of Executive’s termination of employment from IMH or Infinet, as applicable.

7.9           Interpretation.  In the event that Executive terminates employment with Infinet to become a full-time executive officer of IMH pursuant to Section 2.1.2, Executive shall not be entitled to any severance or other benefits pursuant to this Section 7 as a result of Executive’s termination of employment with Infinet.  In addition, this Section 7 expressly contemplates that Executive may terminate employment with either IMH or Infinet, and continue employment pursuant to this Agreement with the other company.

7.10         Section 409A.

(i)            If Executive is a “specified employee” of IMH or Infinet, as applicable, within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit pursuant to Section 7 (other than any payment that does not provide for deferred compensation within the meaning of Section 409A, or that is made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals)) until the earlier of (i) the date which is six (6) months after Executive’s Separation from Service for any reason other than death, or (ii) the date of Executive’s death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.  Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 7.10(i) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

(ii)           To the extent that any reimbursements pursuant to Section 3.3, 3.6, or Section 4 are taxable to Executive, any reimbursement payment due to Executive pursuant to any such provision shall be paid to the Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  Such reimbursements are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that Executive receives in any other taxable year.

(iii)          Separation from Service.  For purposes of this Agreement, the term “Separation from Service” means either (1) termination of Executive’s employment with IMH or Infinet, as applicable, or (2) a permanent reduction in the level of bona fide services Executive provides to IMH or Infinet, as applicable, to an amount that is 20% or less of the average level of bona fide services the Executive provided to IMH or Infinet, as applicable, in the immediately preceding thirty-six (36) months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii).

For purposes of determining whether a Separation from Service has occurred (1) for purposes of determining  an entity that would be a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes IMH or Infinet, as applicable, for purposes of applying Section 1563(a)(1), (2) or (3) of the Code for determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 80 percent” shall be used; and (2) for purposes of determining a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes IMH or Infinet, as applicable, for purposes of applying Treas. Reg. § 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 80 percent” shall be used each place it appears in Treas. Reg. § 1.414(c)-2.

Executive’s employment relationship with IMH or Infinet, as applicable, is treated as continuing while Executive is on sick leave or other bona fide leave of absence (if the period of such leave does not exceed three (3) months, or if longer, so long as Executive’s right to reemployment with IMH or Infinet, as applicable, is provided either by statute or contract).  If Executive’s period of leave exceeds three (3) months and Executive’s right to reemployment with IMH or Infinet, as applicable, is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such three (3) month period.  Whether a termination of employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

To the extent required to ensure compliance with the requirements of Section 409A, any reference in this Agreement to “termination of employment” or “Date of Termination” shall be deemed to be a reference to “Separation from Service,” as defined above.

(iv)          No Elections.  Executive may not elect to receive cash or any other allowance in lieu of any benefits provided by this Agreement.  Executive does not have any right to make any election regarding the time or form of any payment due under this Agreement.

(v)           Intentionally Deleted.

(vi)          Disputes.  If a payment is not made, in whole or in part, due to a dispute between Executive, on the one hand, and IMH or Infinet, as applicable, on the other hand, the payment shall be made in accordance with Treas. Reg. § 1.409A-3(g), as applicable.

(vii)         Ban on Acceleration and Deferrals.  Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(viii)        Compliant Operation.  This Agreement shall be operated in compliance with Section 409A or an exception thereto and each provision of this Agreement shall be interpreted, to the extent possible, to comply with Section 409A or to qualify for an exception thereto.

8.           Non-Competition; Non-Solicitation; Specific Enforcement.

8.1           Non-Competition.  Because Executive’s services to IMH and Infinet, as applicable, are special and because Executive has access to IMH’s or Infinet’s, as applicable, confidential information, Executive covenants and agrees that, during the Employment Period and, for a period of two (2) years following the Date of Termination by IMH or Infinet, as applicable, for Disability, or a termination by Executive (other than a Constructive Termination Without Cause) by IMH or Infinet, as applicable, prior to a Change in Control, Executive shall not, without the prior written consent of the IMH Board or the Infinet Board, as applicable, become associated with, or engage in any “Restricted Activities” with respect to any “Competing Enterprise,” as such terms are hereinafter defined, whether as an officer, employee, principal, partner, agent, consultant, independent contractor or shareholder.  “Competing Enterprise,” for purposes of this Agreement, shall mean any person, corporation, partnership, venture or other entity which is engaged in (a) IMH’s intended or actual business or Infinet’s business, as applicable.  “Restricted Activities,” for purposes of this Agreement, shall mean executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to all aspects of IMH’s or Infinet’s business, as applicable.  If the provisions of this Section 8.1 become applicable because Executive has chosen to terminate Executive’s employment with IMH or Infinet, as applicable, for reasons other than a Constructive Termination Without Cause prior to a Change in Control, IMH or Infinet, as applicable, will be required to pay Executive in a single lump sum payment within thirty (30) days following Executive’s termination of employment with IMH or Infinet, as applicable, an amount equal to one times the annual IMH Base Salary or Infinet Base Salary, as applicable, then in effect pursuant to Section 3.1.  If IMH or Infinet, as applicable, fails to make this payment in a timely manner, the provisions of this Section 8.1 and Section 8.2 shall be null and void.

8.2           Non-Solicitation.  During the Employment Period, and for a period of (a) one (1) year following the Date of Termination in the event of a Non-Renewal Notice, (b) two (2) years in the event IMH or Infinet, as applicable, terminates Executive without cause, or (c) two (2) years in the event that Executive terminates Executive’s employment in a Constructive Termination without Cause, Executive shall not, without the prior written consent of IMH or Infinet, as applicable, except in the course of carrying out Executive’s duties hereunder, solicit or attempt to solicit for employment with or on behalf of any corporation, partnership, limited liability company, venture or other business entity, any employee of IMH or Infinet, as applicable, or any person who was formerly employed by IMH or Infinet, as applicable, within the preceding six (6) months.

8.3           Confidential Information.  During the Employment Period, in exchange for Executive’s promise to use such information solely for the benefit of IMH, Infinet, and their related and affiliated companies (collectively, the “Group”), the Group shall provide Executive with Confidential Information concerning, among other things, its business, operations, clients, investors and business partners.  For purposes of this Agreement, “Confidential Information” shall mean information not generally known by others in the form in which it is used by the Group, and which the Group believes gives the Group a competitive advantage over other companies which do not have access to this information, including secret, confidential, or proprietary information or trade secrets of the Group, conveyed orally or reduced to a tangible form in any medium, including information concerning the operations, future plans, customers, business models, strategies and methods of the Group and its subsidiaries and affiliates, as well as information about the Group’s active and prospective investors, clients and business partners and their respective investment preferences, risk tolerances, cash flow requirements, contact information, active and prospective investments, and other information about how to best serve their needs and preferences.  Notwithstanding anything in this Agreement to the contrary, “Confidential Information” shall not include information that (i) Executive knew prior to Executive’s employment with IMH or Infinet, (ii) subsequently came into Executive’s possession other than through Executive’s work for IMH or Infinet and not as a result of a breach of any duty owed to either company, or (iii) is generally known within the relevant industry.

8.4           Non-Disparagement.  Executive recognizes that Executive is being placed in a position of trust and confidence and as such will not during the Employment Period or thereafter defame, disparage, libel or slander IMH or Infinet or the Group in any way and will not during the Employment Period or thereafter contact, respond to any request from or in any way discuss, criticize, defame, disparage, libel or slander IMH or Infinet or the Group to an agent of the media (print, television, or otherwise, whether on or off the record); provided, however, the foregoing shall not be applicable in the context of any judicial process involving Executive and IMH or Infinet.

8.5           Specific Enforcement.  Executive and IMH, on the one hand, and Executive and Infinet, on the other hand, agree that the restrictions, prohibitions and other provisions of this Section 8 are reasonable, fair and equitable in scope, terms, and duration, are necessary to protect the legitimate business interests of IMH and Infinet, as applicable, and are a material inducement to IMH and Infinet, as applicable, to enter into this Agreement.  Should a decision be made by a court of competent jurisdiction that the character, duration or geographical scope of the provisions of this Section 8 is unreasonable, the parties intend and agree that this Agreement shall be construed by the court in such a manner as to impose all of those restrictions on Executive’s conduct that are reasonable in light of the circumstances and as are necessary to assure to IMH and Infinet, as applicable, the benefits of this Agreement.  IMH and Infinet, as applicable, on the one hand, and Executive, on the other hand, further agree that the services to be rendered under this Agreement by Executive are special, unique and of extraordinary character, and that in the event of the breach by Executive of the terms and conditions of this Agreement or if Executive, without the prior consent of the IMH Board, or the Infinet Board, as applicable, shall take any action in violation of this Section 8, IMH or Infinet, as applicable, shall suffer irreparable harm for which there is no adequate remedy at law.  Accordingly, Executive hereby consents to the entry of a temporary restraining order or ex parte injunction, in addition to any other remedies available at law or in equity, to enforce the provisions hereof.  Any proceeding or action seeking equitable relief for violation of this Section 8 must be commenced in the federal or state courts, in either case in the State of Arizona.  Executive, on the one hand, and IMH and Infinet, as applicable, on the other hand, irrevocably and unconditionally submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of and venue in such courts.

9.           Notice.  Any notice required or permitted hereunder shall be in writing and shall be deemed sufficient when given by hand or by nationally recognized overnight courier or by Express, registered or certified mail, postage prepaid, return receipt requested, and addressed, if (a) to IMH at 4900 Scottsdale Road, Suite 5000, Scottsdale, Arizona 85251, Attention: IMH Board, (b) to Infinet, at the same address as aforesaid, Attention:  Infinet Board, and (c) to Executive at the address set forth in IMH’s or Infinet’s records (or to such other address as may be provided by notice), as applicable.

10.         Miscellaneous.  This Agreement, together with any Equity Award Agreements now or hereafter in effect, constitutes the entire agreement between the parties concerning the subjects hereof and supersedes any and all prior agreements or understandings, including, without limitation, any plan or agreement providing benefits in the nature of severance, but excluding benefits provided under IMH or Infinet, as applicable, plans or agreements, except to the extent this Agreement provides greater rights than are provided under such other plans or agreements.  This Agreement may not be assigned by Executive without the prior written consent of IMH or Infinet, as applicable, and may be assigned by IMH or Infinet, as applicable, and shall be binding upon, and inure to the benefit of, IMH’s or Infinet’s, as applicable, successors and assigns.  IMH or Infinet, as applicable, shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of IMH or Infinet, as applicable, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that IMH or Infinet, as applicable, would be required to perform it if no such succession had taken place.  As used in this Agreement, “IMH” or “Infinet,” respectively, shall mean IMH or Infinet, respectively, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.  Headings herein are for convenience of reference only and shall not define, limit or interpret the contents hereof.

11.         Amendment.  This Agreement may be amended, modified or supplemented by the mutual consent of the parties in writing, but no oral amendment, modification or supplement shall be effective.  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by Executive, on the one hand, or an authorized officer of IMH or Infinet, as applicable, on the other hand.

12.         Severability.  The provisions of this Agreement are severable.  The invalidity of any provision shall not affect the validity of any other provision, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.         Attorneys Fees.  Except as otherwise provided in this paragraph, each party shall pay the cost of such party’s own legal fees and expenses incurred in connection with any dispute regarding this Agreement.  The prevailing party in such proceeding shall be promptly reimbursed by the non-prevailing party within thirty (30) days of the entry of the award and the non-prevailing party’s receipt of all applicable invoices.

14.         Survivorship.  The provisions of Sections 4.2, 6, 8.1 (to the extent described below), 8.2 and 13 of this Agreement shall survive Executive’s termination of employment by IMH or Infinet, as applicable.  Other provisions of this Agreement shall survive any termination of Executive’s employment with IMH or Infinet, as applicable, to the extent necessary to the intended preservation of each party’s respective rights and obligations.

15.         Board Action.  Where an action called for under this Agreement is required to be taken by the IMH Board or the Infinet Board, as applicable, such action shall be taken by the vote of not less than a majority of the members of the IMH Board or the Infinet Board, as applicable, other than Executive then on the IMH Board or the Infinet Board, as applicable, and authorized to vote on the matter.

16.         Withholding.  All amounts required to be paid by IMH or Infinet, as applicable, shall be subject to reduction in order to comply with applicable federal, state and local tax withholding requirements.

17.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

18.         Governing Law.  This Agreement shall be construed and regulated in all respects under the laws of the State of Arizona.

19.         Board Approval.  The IMH Board and the Infinet Board, respectively, have approved this Agreement on behalf of IMH and Infinet, respectively.

20.         Cross-Default.  A breach by Executive of Executive’s obligations under this Agreement to (a) IMH shall give rise to an automatic cross-default in favor of Infinet with respect to Infinet’s obligations to Executive under this Agreement and Executive’s rights against Infinet under this Agreement, and (b) Infinet shall give rise to an automatic cross-default in favor of IMH with respect to IMH’s obligations to Executive under this Agreement and Executive’s rights against IMH under this Agreement.

21.         New Employment Agreement.  If requested by IMH, Executive shall agree to enter into separate employment agreements to evidence the terms of Executive’s employment by each of IMH and Infinet, as applicable.

22.         NWRA Capital Partners, LLC.  IMH contemplates executing various agreements with Lender in connection with the Convertible Loan Transaction between Lender and IMH and/or IMH’s affiliates.  Executive acknowledges and agrees that the execution of the Convertible Loan Transaction shall not constitute a breach of this Agreement by IMH or Infinet, a Change in Control, or a Constructive Termination without Cause.

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IN WITNESS WHEREOF, this Agreement is entered into as of the Effective Date.

“IMH”

IMH Financial Corporation,
a Delaware corporation

By:	/s/ William Meris
Name:	William Meris
Title:	President

“EXECUTIVE”

/s/ Steve Darak
Steve Darak

“INFINET”

By: INFINET Financial Group, LLC
Its: Sole Member
By: IMH Financial Corporation
Its: Sole Member

By:	/s/ William Meris
	Its:	President

SCHEDULE 2.2

PERMITTED RELATIONSHIPS

EXHIBIT 3.2.2

INFINET 2011 AWARD